For Immediate Release

                                                 Date:    February 16, 2006

                                                 Contact: Ellie King
                                                          Assistant Secretary
                                                          630 Godwin Avenue
                                                          Midland Park, NJ 07432
                                                          201-444-7100



                                  PRESS RELEASE

                STEWARDSHIP FINANCIAL CORPORATION REPORTS RECORD
                   EARNINGS FOR YEAR ENDING DECEMBER 31, 2005



Midland Park, NJ - February 16, 2006 - Stewardship Financial Corporation (OTC:SSFN), parent company of Atlantic Stewardship Bank, announced today net income earned for the year ended December 31, 2005, of $4.5 million, or $0.94 basic net income per share, an increase of 16.4% and 14.6% in net income and basic net income per share respectively, as compared to net income of $3.8 million or $0.82 per share for the year ended December 31, 2004.

Diluted income per share was $0.93 for the year ended December 31, 2005, an increase of 14.8% over the diluted income per share of $0.81 for the year ended December 31, 2004.

Net income for the quarter ended December 31, 2005, increased by 14.4% to $1.2 million from $1.0 million for the same three-month period in 2004. Basic and diluted earnings per share for the quarter ended December 31, 2005, were $0.25 and $0.24 compared to $0.22 and $0.22, respectively for the same period in 2004.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued                    February 16, 2006

Net income per share data has been restated to reflect a 4 for 3 stock split issued in July, 2005, and a 5% stock dividend paid in November, 2005 and 2004.

Paul Van Ostenbridge, President and Chief Executive Officer of both Stewardship Financial Corporation and Atlantic Stewardship Bank, stated, "We are pleased to report our strongest earnings ever for the year ending December 31, 2005. Despite the increases in interest rates and the flat yield curve, the Corporation was able to achieve strong growth in deposits and loans.

Stewardship Financial Corporation's total assets reached $482.7 million at December 31, 2005, compared to $424.3 million at December 31, 2004, for a growth of 13.8%. Total loans increased $49.6 million, or 16.8% from $296.2 million at December 31, 2004 to $345.8 million at December 31, 2005. Total deposits were $404.1 million at December 31, 2005, compared to $356.9 million a year ago, an increase of 13.2%. Total stockholders' equity increased 9.6% to $33.4 million at December 31, 2005, compared to $30.5 million a year ago.

Stewardship Financial Corporation is the parent company for Atlantic Stewardship Bank, which has banking offices in Midland Park, two branches in Hawthorne, Pequannock, Ridgewood, Waldwick; and three branches in Wayne, New Jersey. The Bank is opening its tenth branch in Montville on February 18, 2006. Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing ten percent of its pre-tax profits to Christian and local charitable organizations.Visit our website at www.asbnow.com
                                                                  --------------
or call 201-444-7100 for further information regarding our products and services.

                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                      (In thousands, except per share data)


                                               Year Ended                  Three Months Ended
                                               December 31,                    December 31,

                                             2005        2004                2005       2004
                                          ----------------------------------------------------
Selected Operating Data:
Total interest income                     $ 24,900     $ 21,152            $ 6,724     $ 5,509
Total interest expense                       6,689        4,785              2,008       1,207
                                          ----------------------------------------------------
Net interest income before provision
     for loan loss                          18,211       16,367              4,716       4,302
Provision for loan loss                        600          540                150         150
                                          ----------------------------------------------------
Net interest income after provision
     for loan loss                          17,611       15,827              4,566       4,152
Noninterest income                           3,240        2,726                841         698
Noninterest expense                         13,867       12,501              3,549       3,218
Income before income tax expense             6,984        6,052              1,858       1,632
Income tax expense                           2,504        2,204                680         602
                                          ----------------------------------------------------
Net income                                $  4,480     $  3,848            $ 1,178     $ 1,030
                                          ====================================================

Basic earnings per share                  $   0.94     $   0.82            $  0.25     $  0.22
Diluted earnings per share                $   0.93     $   0.81            $  0.24     $  0.22



                                                    At December 31,
                                                   2005          2004
                                                   ----          ----
Selected Financial Data:
Total assets                                     $482,727      $424,306
Total loans, net of deferred loan fees            345,823       296,208
Allowance for loan losses                           3,847         3,299
Total deposits                                    404,128       356,918
Stockholders' equity                               33,384        30,460


                                                 At or for the year ended
                                                       December 31,
                                                   2005          2004
                                                   ----          ----
Selected Financial Ratios:
Annualized return on average assets (ROA)            1.00%         0.95%
Annualized return on average equity (ROE)           13.86%        13.48%
Tier 1 capital to total assets                       8.37%         8.83%
Book value per share                              $   7.03      $   6.46

   All share data has been restated to include the effect of a 4 for 3 stock split paid July 1, 2005 and a 5% stock dividend issued November 15, 2005 and 2004.